Exhibit 99.1

Sarepta Therapeutics Announces First Quarter 2026 Financial Results and Recent Corporate Developments

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Net product revenues for the first quarter 2026 totaled $330.5 million, consisting of $102.0 million of ELEVIDYS net product revenue and $228.6 million of PMO net product revenues
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Achieved GAAP and non-GAAP operating income of $358.4 million and $397.7 million for the first quarter 2026, respectively
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siRNA pipeline delivers first Phase 1/2 data for SRP-1001 (FSHD1) and SRP-1003 (DM1) showing dose-dependent drug exposure, early biomarker effects, and favorable tolerability
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Completed submission of sNDA for AMONDYS 45 and VYONDYS 53 to FDA seeking conversion to traditional approval

CAMBRIDGE, Mass. -- (BUSINESS WIRE) -- May 6, 2026 -- Sarepta Therapeutics, Inc. (NASDAQ:SRPT), the leader in precision genetic medicine for rare diseases, today reported financial results for the first quarter 2026.

"We entered 2026 with clear priorities—stabilizing the business, restoring growth, maintaining financial strength, and advancing a pipeline that we believe can define Sarepta’s next era. In the first quarter, we made meaningful progress against each,” said Doug Ingram, chief executive officer, Sarepta Therapeutics. “Our commercial portfolio has begun to stabilize, supported by expanded field engagement and a growing body of evidence reinforcing the disease‑modifying impact of ELEVIDYS, which we believe is positioned to return to growth. At the same time, we are advancing Cohort 8 of the ENDEAVOR study with sirolimus pretreatment to serve our goal of once again making ELEVIDYS available to the non‑ambulatory community. Finally, we remain in a position of financial strength, with positive earnings, and continued cash flow generation that enables us to fully fund our pipeline. Our potentially best‑in‑class clinical‑stage siRNA portfolio continues to advance, with encouraging early signals in DM1 and FSHD and multiple upcoming readouts across high‑value programs.”

Corporate Highlights:

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First Clinical Data from siRNA Pipeline Targeting FSHD1 and DM1: In March 2026, Sarepta shared early clinical results from Phase 1/2 ascending dose studies of SRP-1001 for facioscapulohumeral muscular dystrophy type 1 (FSHD1) and SRP-1003 for myotonic dystrophy type 1 (DM1). The data demonstrated consistent dose-dependent increases in drug exposure, early biomarker effects, and favorable tolerability without dose-limiting safety signals, reinforcing the potential of the αvβ6 integrin-targeted delivery platform.
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ENDEAVOR Cohort 8 Enrollment and Dosing underway: In March 2026, the Company announced that screening and enrollment are underway for approximately 25 non-ambulatory participants in Cohort 8 of the ENDEAVOR study (Study 9001-103), and as of April 2026 dosing has also begun. This cohort will assess prophylactic sirolimus as part of an enhanced immunosuppressive regimen designed to mitigate the risk of acute liver injury associated with AAV gene therapy in older patients with more advanced Duchenne muscular dystrophy.

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ELEVIDYS First commercial sale in Japan: In March 2026, following commercial launch of ELEVIDYS in Japan by Chugai Pharmaceuticals, Sarepta earned a $40.0 million milestone payment under the Roche collaboration agreement.
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Regulatory pathway advances for PMO therapies: In April 2026, Sarepta submitted sNDAs seeking to convert AMONDYS 45 and VYONDYS 53 from accelerated to traditional approvals, supported by ESSENCE confirmatory study data and substantial real-world evidence.
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Strong first quarter of 2026 financial performance delivering GAAP and Non-GAAP operating profit. Underlying operations were cash flow positive when excluding planned Arrowhead collaboration payments and enables self‑funded pipeline advancement.
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Reiterate FY 2026 guidance: Total net product revenues of $1.2 - $1.4 billion, and combined non-GAAP R&D and SG&A expenses of $800.0 - $900.0 million.

Conference Call

The event will be webcast live under the investor relations section of Sarepta's website at https://investorrelations.sarepta.com/events-presentations and following the event a replay will be archived there for one year. This event can be accessed using this link.

Q1 2026 Financial Highlights1

	For the Three Months Ended March 31,
	2026	2025	Change	Change
	(in millions, except for per share amounts)		$	%
Total revenues	$730.8	$744.9	$(14.1)	(2)%
Operating income (loss):
GAAP	$358.4	$(300.4)	$658.8	*
Non-GAAP	$397.7	$(249.6)	$647.3	*
Net income (loss):
GAAP	$331.0	$(447.5)	$778.5	*
Non-GAAP	$385.4	$(332.5)	$717.9	*
Diluted earnings (loss) per share
GAAP	$2.88	$(4.60)	$7.48	*
Non-GAAP	$3.16	$(3.42)	$6.58	*

*Not meaningful

[1] For an explanation of our use of non-GAAP financial measures, please refer to the “Use of Non-GAAP Financial Measures” section later in this press release, and for a reconciliation of each non-GAAP financial measure to the most comparable GAAP measures, see the table at the end of this press release.

	As of March 31, 2026	As of December 31, 2025
	(in millions)
Cash, cash equivalents, restricted cash and investments	$748.3	$953.8

Revenues

Total revenues were $730.8 million for the three months ended March 31, 2026, as compared to $744.9 million for the same period of 2025, a decrease of $14.1 million. This primarily reflects a lower volume of ELEVIDYS sales due to our updated label that only includes the ambulatory patient population for treatment. The decrease is partially offset by an increase of $253.0 million in collaboration revenues related to the $365.0 million of collaboration revenue recognized related to F. Hoffman-La Roche Ltd.'s (“Roche”) declined option for certain program rights and the milestone recognized under the Roche collaboration agreement for the first commercial dosing of ELEVIDYS in Japan during the first quarter of 2026, as compared to $112.0 million of collaboration revenue in 2025 related to Roche’s expiration of an option to acquire a certain program. Furthermore, contract manufacturing revenues increased $13.7 million associated with an increase in commercial ELEVIDYS supply delivered to Roche.

Cost of sales (excluding amortization of in-licensed rights)

Cost of sales (excluding amortization of in-license rights) were $108.8 million for the three months ended March 31, 2026, as compared to $137.6 million for the same period of 2025, a decrease of $28.8 million. This decrease primarily reflects a lower volume of ELEVIDYS sales, partially offset by an increase in the write-offs of certain batches of our products not meeting our quality specifications for the three months ended March 31, 2026, as compared to the same period of 2025. The decrease was also partially offset by an increase in cost of sales related to products sold to Roche primarily related to increased volume of ELEVIDYS shipments under the Roche collaboration agreement.

Operating expenses and others

Research and development expenses were $154.0 million for the three months ended March 31, 2026, as compared to $773.4 million for the same period of 2025, a decrease of $619.4 million. The decrease in research and development expenses primarily reflects the recognition of up-front and collaboration license fees of $583.6 million associated with the licensing, collaboration and stock purchase agreement with Arrowhead Pharmaceutical, Inc. (“Arrowhead”) executed during the three months ended March 31, 2025, as well as a decrease in manufacturing and clinical expenses primarily due to our decision to reprioritize our pipeline and developmental priorities announced in July 2025. This decrease was partially offset by the $50.0 million annual collaboration license fee incurred and paid to Arrowhead during the three months ended March 31, 2026. For the three months ended March 31, 2026, non-GAAP research and development expenses were $137.5 million, as compared to $749.2 million for the same period of 2025, a decrease of $611.7 million.

Selling, general and administrative expenses were $109.0 million for the three months ended March 31, 2026, as compared to $133.6 million for the same period of 2025, a decrease of $24.6 million. The decrease is primarily driven by reduced headcount pursuant to our restructuring which was announced in July 2025 as well as a decrease in professional services used related to ELEVIDYS commercialization efforts. For the three months ended March 31, 2026, non-GAAP selling, general and administrative expenses were $86.1 million, as compared to $107.1 million for the same period of 2025, a decrease of $21.0 million.

Other expense, net for the three months ended March 31, 2026 and 2025 was approximately $15.3 million and $83.1 million, respectively. The change primarily reflects a decrease in our loss on strategic investments related to our investment in Arrowhead, which was sold in August 2025, partially offset by an increase in interest expense due to the 2030 Notes carrying a higher interest rate than our 2027 Notes during the three months ended March 31, 2026.

Income tax expense for the three months ended March 31, 2026 and 2025 was approximately $12.2 million and $64.0 million, respectively. Income tax expense for all periods presented primarily relates to state, federal and foreign income taxes for which available tax losses or credits were not available to offset.

Use of Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this press release, we have included the following non-GAAP measurements:

1.
Non-GAAP net income (loss) is defined by us as GAAP net income (loss) excluding interest expense/income, net, depreciation and amortization expense, stock-based compensation expense, other items, and the estimated income tax impact of each pre-tax non-GAAP adjustment.
2.
Non-GAAP earnings per share is defined by us as non-GAAP net income, as defined previously, divided by the weighted-average number of shares of common stock and dilutive common stock equivalents outstanding, adjusted for the inclusion of additional shares under both the treasury stock method and the “if-converted” method, if applicable and not anti-dilutive. Non-GAAP net loss per share is defined by us as non-GAAP net loss, as defined above, divided by the weighted-average number of shares of common stock outstanding as the inclusion of dilutive common stock equivalents outstanding is anti-dilutive.
3.
Non-GAAP operating income (loss) is defined by us as GAAP operating income (loss) excluding depreciation and amortization expense and stock-based compensation expense.
4.
Non-GAAP research and development expenses are defined by us as GAAP research and development expenses excluding depreciation and amortization expense and stock-based compensation expense.
5.
Non-GAAP selling, general and administrative expenses are defined by us as GAAP selling, general and administrative expenses excluding depreciation expense and stock-based compensation expense.

The following components are used to adjust our GAAP financial measures into the previously defined non-GAAP measurements:

1.
Interest, depreciation and amortization - Interest expense/income, net amounts can vary substantially from period to period due to changes in cash and debt balances and interest rates driven by market conditions outside of our operations. Depreciation expense can vary substantially from period to period as the purchases of property and equipment may vary significantly from period to period and without any direct correlation to our operating performance. Amortization expense primarily associated with patent costs are amortized over a period of several years after acquisition or patent application or renewal.
2.
Stock-based compensation expenses - Stock-based compensation expenses represent non-cash charges related to equity awards we have granted. Although these are recurring charges to operations, we believe the measurement of these amounts can vary substantially from period to period and depend significantly on factors that are not a direct consequence of operating performance that is within our control. Therefore, we believe that excluding these charges facilitates comparisons of our operational performance in different periods.
3.
Other items - We evaluate other items of expense and income on an individual basis. We take into consideration quantitative and qualitative characteristics of each item, including (a) nature, (b) whether the items relate to our ongoing business operations, and (c) whether we expect the items to continue or occur on a regular basis. These other items include the loss (gain) on strategic investments and may include other items that fit the above characteristics in the future. We exclude from our non-GAAP results:
a)
The loss (gain) on strategic investments as the results of such gains and losses are not representative of our normal business operations, which would make it difficult to compare our results to peer companies that also provide non-GAAP disclosures.

We use these non-GAAP measures as key performance measures for the purpose of evaluating operational performance and cash requirements internally. We also believe these non-GAAP measures increase comparability of period-to-period results and are useful to investors as they provide a similar basis for evaluating our performance as is applied by management. These non-GAAP measures are not intended to be considered in isolation or to replace the presentation of our financial results in accordance with GAAP. Use of the terms non-GAAP research and development expenses, non-GAAP selling, general and administrative expenses, non-GAAP operating income (loss), non-GAAP net income (loss), and non-GAAP diluted earnings (loss) per share may differ from similar measures reported by other companies, which may limit comparability, and are not based on any comprehensive set of accounting rules or principles. All relevant non-GAAP measures are reconciled from their respective GAAP measures in the attached table “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures.”

About EXONDYS 51

EXONDYS 51 uses Sarepta’s proprietary phosphorodiamidate morpholino oligomer (PMO) chemistry and exon-skipping technology to bind to exon 51 of dystrophin pre-mRNA, resulting in exclusion, or “skipping”, of this exon during mRNA processing in patients with genetic mutations that are amenable to exon 51 skipping. Exon skipping is intended to allow for production of an internally truncated dystrophin protein.

EXONDYS 51 is indicated for the treatment of Duchenne muscular dystrophy (DMD) in patients who have a confirmed mutation of the DMD gene that is amenable to exon 51 skipping. This indication is approved under accelerated approval based on an increase in dystrophin in skeletal muscle observed in some patients treated with EXONDYS 51. Continued approval for this indication may be contingent upon verification of a clinical benefit in confirmatory trials.

EXONDYS 51 has met the full statutory standards for safety and effectiveness and as such is not considered investigational or experimental.

Important Safety Information About EXONDYS 51

Hypersensitivity reactions, including bronchospasm, chest pain, cough, tachycardia, and urticaria have occurred in patients who were treated with EXONDYS 51. If a hypersensitivity reaction occurs, institute appropriate medical treatment and consider slowing the infusion or interrupting the EXONDYS 51 therapy.

Adverse reactions in DMD patients (N=8) treated with EXONDYS 51 30 mg or 50 mg/kg/week by intravenous (IV) infusion with an incidence of at least 25% more than placebo (N=4) (Study 1, 24 weeks) were (EXONDYS 51, placebo): balance disorder (38%, 0%), vomiting (38%, 0%) and contact dermatitis (25%, 0%). The most common adverse reactions were balance disorder and vomiting. Because of the small numbers of patients, these represent crude frequencies that may not reflect the frequencies observed in practice. The 50 mg/kg once weekly dosing regimen of EXONDYS 51 is not recommended.

The most common adverse reactions from observational clinical studies (N=163) seen in greater than 10% of patients were headache, cough, rash, and vomiting.

Other adverse events may occur.

To report SUSPECTED ADVERSE REACTIONS, contact Sarepta Therapeutics, Inc. at 1-888-SAREPTA (1-888-727-3782) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

For further information, please see the full U.S. Prescribing Information for EXONDYS 51 (eteplirsen).

About VYONDYS 53

VYONDYS 53 (golodirsen) uses Sarepta’s proprietary phosphorodiamidate morpholino oligomer (PMO) chemistry and exon-skipping technology to bind to exon 53 of dystrophin pre-mRNA, resulting in exclusion, or “skipping,” of this exon during mRNA processing in patients with genetic mutations that are amenable to exon 53 skipping. Exon skipping is intended to allow for production of an internally truncated dystrophin protein.

VYONDYS 53 is indicated for the treatment of Duchenne muscular dystrophy (DMD) in patients who have a confirmed mutation of the DMD gene that is amenable to exon 53 skipping. This indication is approved under accelerated approval based on an increase in dystrophin production in skeletal muscle observed in patients treated with VYONDYS 53. Continued approval for this indication may be contingent upon verification of a clinical benefit in confirmatory trials.

VYONDYS 53 has met the full statutory standards for safety and effectiveness and as such is not considered investigational or experimental.

Important Safety Information for VYONDYS 53

CONTRAINDICATIONS: VYONDYS 53 is contraindicated in patients with a serious hypersensitivity reaction to golodirsen or to any of the inactive ingredients in VYONDYS 53. Anaphylaxis has occurred in patients receiving VYONDYS 53.

WARNINGS AND PRECAUTIONS

Hypersensitivity Reactions: Hypersensitivity reactions, including anaphylaxis, rash, pyrexia, pruritus, urticaria, dermatitis, and skin exfoliation have occurred in VYONDYS 53-treated patients, some requiring treatment. If a hypersensitivity reaction occurs, institute appropriate medical treatment and consider slowing the infusion, interrupting, or discontinuing the VYONDYS 53 therapy and monitor until the condition resolves. VYONDYS 53 is contraindicated in patients with a history of a serious hypersensitivity reaction to golodirsen or to any of the inactive ingredients in VYONDYS 53.

Kidney Toxicity: Kidney toxicity was observed in animals who received golodirsen. Although kidney toxicity was not observed in the clinical studies with VYONDYS 53, the clinical experience with VYONDYS 53 is limited, and kidney toxicity, including potentially fatal glomerulonephritis, has been observed after administration of some antisense oligonucleotides. Kidney function should be monitored in patients taking VYONDYS 53. Because of the effect of reduced skeletal muscle mass on creatinine measurements, creatinine may not be a reliable measure of kidney function in DMD patients. Serum cystatin C, urine dipstick, and urine protein-to-creatinine ratio should be measured before starting VYONDYS 53. Consider also measuring glomerular filtration rate using an exogenous filtration marker before starting VYONDYS 53. During treatment, monitor urine dipstick every month, and serum cystatin C and urine protein-to-creatinine ratio every three months. Only urine expected to be free of excreted VYONDYS 53 should be used for monitoring of urine protein. Urine obtained on the day of VYONDYS 53 infusion prior to the infusion, or urine obtained at least 48 hours after the most recent infusion, may be used. Alternatively, use a laboratory test that does not use the reagent pyrogallol red, as this reagent has the potential to cross react with any VYONDYS 53 that is excreted in the urine and thus lead to a false positive result for urine protein.

If a persistent increase in serum cystatin C or proteinuria is detected, refer to a pediatric nephrologist for further evaluation.

ADVERSE REACTIONS: Adverse reactions observed in at least 20% of treated patients and greater than placebo were (VYONDYS 53, placebo): headache (41%, 10%), pyrexia (41%, 14%), fall (29%, 19%), abdominal pain (27%, 10%), nasopharyngitis (27%, 14%), cough (27%, 19%), vomiting (27%, 19%), and nausea (20%, 10%).

Other adverse reactions that occurred at a frequency greater than 5% of VYONDYS 53-treated patients and at a greater frequency than placebo were: administration site pain, back pain, pain, diarrhea, dizziness, ligament sprain, contusion, influenza, oropharyngeal pain, rhinitis, skin abrasion, ear infection, seasonal allergy, tachycardia, catheter site related reaction, constipation, and fracture.

Other adverse events may occur.

To report SUSPECTED ADVERSE REACTIONS, contact Sarepta Therapeutics, Inc. at 1-888-SAREPTA (1-888-727-3782) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

For further information, please see the full U.S. Prescribing Information for VYONDYS 53 (golodirsen).

About AMONDYS 45

AMONDYS 45 (casimersen) uses Sarepta’s proprietary phosphorodiamidate morpholino oligomer (PMO) chemistry and exon-skipping technology to bind to exon 45 of dystrophin pre-mRNA, resulting in exclusion, or “skipping,” of this exon during mRNA processing in patients with genetic mutations that are amenable to exon 45 skipping. Exon skipping is intended to allow for production of an internally truncated dystrophin protein.

AMONDYS 45 is indicated for the treatment of Duchenne muscular dystrophy (DMD) in patients who have a confirmed mutation of the DMD gene that is amenable to exon 45 skipping. This indication is approved under accelerated approval based on an increase in dystrophin production in skeletal muscle observed in patients treated with AMONDYS 45. Continued approval for this indication may be contingent upon verification of a clinical benefit in confirmatory trials.

AMONDYS 45 has met the full statutory standards for safety and effectiveness and as such is not considered investigational or experimental.

Important Safety Information for AMONDYS 45

CONTRAINDICATION: AMONDYS 45 is contraindicated in patients with a known serious hypersensitivity to casimersen or any of the inactive ingredients in AMONDYS 45. Instances of hypersensitivity including angioedema and anaphylaxis have occurred.

WARNINGS AND PRECAUTIONS

Hypersensitivity: Hypersensitivity reactions, including angioedema and anaphylaxis, have occurred in patients who were treated with AMONDYS 45. If a hypersensitivity reaction occurs, institute appropriate medical treatment, and consider slowing the infusion, interrupting, or discontinuing the AMONDYS 45 infusion and monitor until the condition resolves. AMONDYS 45 is contraindicated in patients with known serious hypersensitivity to casimersen or to any of the inactive ingredients in AMONDYS 45.

Kidney Toxicity: Kidney toxicity was observed in animals who received casimersen. Although kidney toxicity was not observed in the clinical studies with AMONDYS 45, kidney toxicity, including potentially fatal glomerulonephritis, has been observed after administration of some antisense oligonucleotides. Kidney function should be monitored in patients taking AMONDYS 45. Because of the effect of reduced skeletal muscle mass on creatinine measurements, creatinine may not be a reliable measure of kidney function in DMD patients. Serum cystatin C, urine dipstick, and urine protein-to-creatinine ratio should be measured before starting AMONDYS 45. Consider also measuring glomerular filtration rate using an exogenous filtration marker before starting AMONDYS 45. During treatment, monitor urine dipstick every month, and serum cystatin C and urine protein to-creatinine ratio (UPCR) every three months. Only urine expected to be free of excreted AMONDYS 45 should be used for monitoring of urine protein. Urine obtained on the day of AMONDYS 45 infusion prior to the infusion, or urine obtained at least 48 hours after the most recent infusion, may be used. Alternatively, use a laboratory test that does not use the reagent pyrogallol red, as this reagent has the potential to cross react with any AMONDYS 45 that is excreted in the urine and thus lead to a false positive result for urine protein.

If a persistent increase in serum cystatin C or proteinuria is detected, refer to a pediatric nephrologist for further evaluation.

Adverse Reactions: Adverse reactions occurring in at least 20% of patients treated with AMONDYS 45 and at least 5% more frequently than in the placebo group were (AMONDYS 45, placebo): upper respiratory infections (65%, 55%), cough (33%, 26%), pyrexia (33%, 23%), headache (32%, 19%), arthralgia (21%, 10%), and oropharyngeal pain (21%, 7%).

Other adverse reactions that occurred in at least 10% of patients treated with AMONDYS 45 and at least 5% more frequently than in the placebo group were: ear pain, nausea, ear infection, post-traumatic pain, and dizziness and light-headedness.

Other adverse events may occur.

To report SUSPECTED ADVERSE REACTIONS, contact Sarepta Therapeutics, Inc. at 1-888-SAREPTA (1-888-727-3782) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

For further information, please see the full U.S. Prescribing Information for AMONDYS 45 (casimersen).

About ELEVIDYS (delandistrogene moxeparvovec-rokl)

ELEVIDYS (delandistrogene moxeparvovec-rokl) is a single-dose, adeno-associated virus (AAV)-based gene transfer therapy for intravenous infusion designed to address the underlying genetic cause of Duchenne muscular dystrophy – mutations or changes in the DMD gene that result in the lack of dystrophin protein – through the delivery of a transgene that codes for the targeted production of ELEVIDYS micro-dystrophin in skeletal muscle.

ELEVIDYS is indicated for the treatment of ambulatory patients 4 years of age and older with Duchenne muscular dystrophy (DMD) who have a confirmed mutation in the DMD gene.

Limitations of Use

ELEVIDYS is not recommended in patients with:

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Preexisting liver impairment (defined as gamma-glutamyl transferase [GGT] > 2 x upper limit of normal or total bilirubin > the upper limit of normal not due to Gilbert’s syndrome) or active hepatic viral infection due to the high risk of acute serious liver injury and acute liver failure.
•
Recent vaccination (within 4 weeks of treatment) due to immunogenicity and potential safety concerns.
•
Active or recent (within 4 weeks) infections due to safety concerns.

IMPORTANT SAFETY INFORMATION

BOXED WARNING: Acute Serious Liver Injury and Acute Liver Failure

Acute serious liver injury, including life-threatening and fatal acute liver failure, has occurred. Patients with preexisting liver impairment may be at higher risk.

Prior to infusion, assess liver function by clinical examination and laboratory testing. Administer systemic corticosteroids before and after ELEVIDYS infusion. Continue to monitor liver function weekly for the first 3 months after infusion and continue until results are unremarkable.

Instruct patients to maintain proximity to an appropriate healthcare facility, as determined by the healthcare provider, for at least 2 months following ELEVIDYS infusion.

Obtain prompt consultation with a specialist (e.g., gastroenterologist or hepatologist) if acute serious liver injury or impending acute liver failure is suspected.

CONTRAINDICATION: ELEVIDYS is contraindicated in patients with any deletion in exon 8 and/or exon 9, including a deletion of any portion or the entirety of these exons, in the DMD gene.

WARNINGS AND PRECAUTIONS:

Acute Serious Liver Injury and Acute Liver Failure

See Boxed Warning.

•
Acute serious liver injury marked by elevations of liver enzymes (e.g., GGT, ALT) and total bilirubin and acute liver failure has occurred with ELEVIDYS. Onset of the liver injury typically begins within 8 weeks of ELEVIDYS administration. In non-ambulatory patients treated with ELEVIDYS, acute liver failure with fatal outcome has occurred in the clinical and post-marketing settings.
•
Life-threatening mesenteric vein thrombosis, complicated by bowel ischemia and necrosis, and portal hypertension have been reported following acute liver injury associated with ELEVIDYS in a non-ambulatory patient.
•
Patients with preexisting liver impairment, chronic hepatic condition, or acute liver disease (e.g., acute hepatic viral infection) may be at higher risk of acute serious liver injury or acute liver failure. Postpone ELEVIDYS administration in patients with acute liver disease until resolved or controlled.
•
Systemic corticosteroid treatment is recommended for patients before and after ELEVIDYS infusion. Adjust corticosteroid regimen when indicated.

Serious Infections

•
Increased susceptibility to serious infections may occur due to concomitant administration of corticosteroid regimen and additional immunosuppressants, and ELEVIDYS. Serious respiratory infections, including with fatal outcomes, have occurred in patients taking immunosuppressant corticosteroids required for ELEVIDYS administration.
•
Monitor patients for signs and symptoms of infection before and after ELEVIDYS administration and treat appropriately.
•
Administer immunizations according to best clinical practices and immunization guidelines prior to initiation of the corticosteroid regimen required before ELEVIDYS infusion.
•
Avoid administration of ELEVIDYS to patients with active infections.

Myocarditis

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Acute, serious, life-threatening myocarditis and troponin-I elevations have been observed within 24 hours to more than 1 year following ELEVIDYS infusion.
•
If a patient experiences myocarditis, those with pre-existing left ventricle ejection fraction (LVEF) impairment may be at higher risk of adverse outcomes.
•
Monitor troponin-I before ELEVIDYS infusion and weekly for the first month following infusion and continue monitoring if clinically indicated, until results return to near baseline levels or stabilize.
•
More frequent monitoring may be warranted in the presence of cardiac symptoms, such as chest pain or shortness of breath.
•
Advise patients to contact a physician immediately if they experience cardiac symptoms.

Infusion-related Reactions

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Infusion-related reactions, including hypersensitivity reactions and anaphylaxis, have occurred during or up to several hours following ELEVIDYS administration. Closely monitor patients during and for at least 3 hours after the end of infusion. If symptoms of infusion-related reactions occur, slow or stop the infusion and give appropriate treatment. Once symptoms resolve, the infusion may be restarted at a lower rate.
•
ELEVIDYS should be administered in a setting where treatment for infusion-related reactions is immediately available.
•
Discontinue infusion for anaphylaxis.

Immune-mediated Myositis

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Immune-mediated myositis, including serious and life-threatening events, has occurred approximately 1 month following ELEVIDYS infusion. Signs and symptoms include severe muscle weakness, including dysphagia, dyspnea, dysphonia, and hypophonia.
•
Severe to life-threatening immune-mediated myositis has been reported in patients with deletions including portions of exons 1-17 and/or exons 59-71 of the DMD gene.
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Regardless of genetic mutation, advise patients to contact a physician immediately if they experience any unexplained increased muscle pain, tenderness, or weakness, including dysphagia, dyspnea, dysphonia, or hypophonia, as these may be symptoms of myositis. Consider additional immunomodulatory treatment based on patient’s clinical presentation and medical history if these symptoms occur.

Preexisting Immunity against AAVrh74

•
In AAV-vector based gene therapies, preexisting anti-AAV antibodies may impede transgene expression at desired therapeutic levels. Following treatment with ELEVIDYS, all patients developed anti-AAVrh74 antibodies.
•
Perform baseline testing for the presence of anti-AAVrh74 total binding antibodies prior to ELEVIDYS administration.
•
ELEVIDYS administration is not recommended in patients with elevated anti-AAVrh74 total binding antibody titers ≥1:400.

ADVERSE REACTIONS

•
The most common adverse reactions (incidence ≥5%) reported in clinical studies were vomiting, nausea, liver injury, pyrexia, thrombocytopenia, and troponin-I increased.

Report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088. You may also report side effects to Sarepta Therapeutics at 1-888-SAREPTA (1-888-727-3782).

Please see the full Prescribing Information for ELEVIDYS, including Boxed Warning and Medication Guide.

About Sarepta Therapeutics

Sarepta is on an urgent mission: engineer precision genetic medicine for rare diseases that devastate lives and cut futures short. We hold a leadership position in Duchenne muscular dystrophy (Duchenne) and are building a robust portfolio of programs across muscle, central nervous system, and cardiac diseases. For more information, please visit www.sarepta.com or follow us on LinkedIn, X, Instagram and Facebook.

Forward-Looking Statements

In order to provide Sarepta’s investors with an understanding of its current results and future prospects, this press release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements may be accompanied by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends,” “prepares,” “looks,” “potential,” “possible” and similar expressions. These forward-looking statements include statements relating to our future operations, financial performance and projections, business plans, market opportunities and potential growth, priorities and research and development programs and technologies; the potential benefits of our technologies and scientific approaches, including our potential best-in-class siRNA programs; ELEVIDYS, including its impact on the trajectory of Duchenne and the potential pathway back to serving non-ambulatory patients with ELEVIDYS; the timing of our ongoing and planned clinical trials; and our expected plans and milestones, including with respect to ELEVIDYS and our product candidates.

These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control. Actual results could materially differ from those stated or implied by these forward-looking statements as a result of such risks and uncertainties. Known risk factors include the following: different methodologies, assumptions and applications we use to assess particular safety or efficacy parameters may yield different statistical results, and even if we believe the data collected from clinical trials are positive, the results of future research may not be consistent with past positive results, or may fail to meet regulatory approval requirements for the safety and efficacy of our products; our products or product candidates may be perceived as insufficiently effective, unsafe or may result in unforeseen adverse events; we may observe adverse reactions in our clinical trials or in patients who receive our approved products; our products may not be widely adopted by patients, payors or healthcare providers, which would adversely impact our business; our products or product candidates may cause undesirable side effects that result in significant negative consequences following any marketing approval; we may not be able to comply with all FDA post-approval commitments and requirements with respect to our products in a timely manner or at all; success in preclinical and clinical trials, especially if based on a small patient sample, does not ensure that later clinical trials will be successful; certain programs may never advance in the clinic or may be discontinued for a number of reasons, including regulators imposing a clinical hold and us suspending or terminating clinical research or trials; if the actual number of patients suffering from the diseases we aim to treat is smaller than estimated, our revenue and ability to achieve profitability may be adversely affected; we may not be able to execute on our business plans, including meeting our expected or planned regulatory milestones and timelines, research and clinical development plans, and bringing our product candidates to market, for various reasons, some of which may be outside of our control, including possible limitations of company financial and other resources, manufacturing limitations that may not be anticipated or resolved for in a timely manner, and regulatory, court or agency decisions, such as decisions by the United States Patent and Trademark Office with respect to patents that cover our product candidates; and those risks identified under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the Securities and Exchange Commission (SEC) as well as other SEC filings made by the Company which you are encouraged to review.

Internet Posting of Information

We routinely post information that may be important to investors in the 'For Investors' section of our website at www.sarepta.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Sarepta Therapeutics, Inc.

Condensed Consolidated Statements of Income (Loss)

(unaudited, in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2026	2025
Revenues:
Products, net	$330,515	$611,523
Collaboration and other	400,288	133,333
Total revenues	730,803	744,856
Cost and expenses:
Cost of sales (excluding amortization of in-licensed rights)	108,768	137,564
Research and development	153,960	773,448
Selling, general and administrative	108,951	133,629
Amortization of in-licensed rights	691	601
Total cost and expenses	372,370	1,045,242
Operating income (loss)	358,433	(300,386)
Other loss, net:
Other expense, net	(15,259)	(83,132)

Income (loss) before income tax expense	343,174	(383,518)
Income tax expense	12,215	63,990
Net income (loss)	$330,959	$(447,508)

Earnings (loss) per share:
Basic	$3.15	$(4.60)
Diluted	$2.88	$(4.60)

Weighted average number of shares of common stock used in computing earnings (loss) per share:
Basic	104,988	97,362
Diluted	121,916	97,362

Sarepta Therapeutics, Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(unaudited, in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2026	2025

GAAP net income (loss)	$330,959	$(447,508)
Interest expense (income), net	12,952	(7,925)
Depreciation and amortization expense	9,903	9,377
Stock-based compensation expense	29,399	41,428
Loss on strategic investments	1,712	90,728
Income tax effect of adjustments	454	(18,598)
Non-GAAP net income (loss)	$385,379	$(332,498)

GAAP earnings (loss) per share - diluted:	$2.88	$(4.60)
Add: impact of GAAP to Non-GAAP adjustments	0.28	1.18
Non-GAAP earnings (loss) per share - diluted*	$3.16	$(3.42)

Weighted average number of shares of common stock used in computing diluted earnings (loss) per share:
GAAP	121,916	97,362
Non-GAAP	121,916	97,362

*Non-GAAP earnings per share is calculated using diluted shares whereas non-GAAP net loss per share is calculated using basic shares as all other instruments are anti-dilutive.

	For the Three Months Ended March 31,
	2026	2025
Total effective tax rate, GAAP	3.6%	(16.7)%
Less: impact of GAAP to Non-GAAP adjustments	(0.6)	(16.4)
Total effective tax rate, Non-GAAP	3.0%	(33.1)%

Sarepta Therapeutics, Inc.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(unaudited, in thousands)

	For the Three Months Ended March 31,
	2026	2025
GAAP research and development expenses	$153,960	$773,448
Stock-based compensation expense	(10,277)	(17,317)
Depreciation and amortization expense	(6,206)	(6,977)
Non-GAAP research and development expenses	$137,477	$749,154

	For the Three Months Ended March 31,
	2026	2025
GAAP selling, general and administrative expenses	$108,951	$133,629
Stock-based compensation expense	(19,122)	(24,111)
Depreciation expense	(3,697)	(2,400)
Non-GAAP selling, general and administrative expenses	$86,132	$107,118

	For the Three Months Ended March 31,
	2026	2025
GAAP operating income (loss)	$358,433	$(300,386)
Stock-based compensation expense	29,399	41,428
Depreciation and amortization expense	9,903	9,377
Non-GAAP operating income (loss)	$397,735	$(249,581)

Sarepta Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except share and per share data)

	As of March 31, 2026	As of December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$464,450	$801,282
Short-term investments	188,739	138,368
Accounts receivable, net	394,817	398,233
Inventory	1,001,112	914,744
Manufacturing-related deposits and prepaids	72,785	113,455
Other current assets	187,973	171,856
Total current assets	2,309,876	2,537,938
Property and equipment, net	336,241	345,125
Right of use assets	124,059	125,495
Non-current inventory	174,865	184,543
Non-current investments	81,936	1,048
Other non-current assets	151,957	155,554
Total assets	$3,178,934	$3,349,703

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$70,376	$280,841
Accrued expenses	302,372	359,659
Deferred revenue, current portion	116,037	443,397
Other current liabilities	10,379	11,393
Total current liabilities	499,164	1,095,290
Long-term debt	838,162	828,974
Lease liabilities, net of current portion	198,505	199,378
Deferred revenue, net of current portion	136,354	83,910
Other non-current liabilities	1,647	1,529
Total liabilities	1,673,832	2,209,081
Stockholders’ equity:
Preferred stock, $0.0001 par value, 3,333,333 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 198,000,000 shares authorized; 106,226,788 and 105,571,146 issued and outstanding, respectively, at March 31, 2026 and 105,615,096 and 104,964,220 issued and outstanding, respectively, at December 31, 2025	11	11
Treasury stock, at cost, 655,642 and 650,876 shares at March 31, 2026 and December 31, 2025, respectively	(25,263)	(25,263)
Additional paid-in capital	6,076,500	6,042,586
Accumulated other comprehensive (loss) income, net of tax	(121)	272
Accumulated deficit	(4,546,025)	(4,876,984)
Total stockholders’ equity	1,505,102	1,140,622
Total liabilities and stockholders’ equity	$3,178,934	$3,349,703

Source: Sarepta Therapeutics, Inc.

Investor Contacts:

Ian Estepan, 617-274-4052, iestepan@sarepta.com

Ryan Wong, 617-800-4112, rwong@sarepta.com

Tam Thornton, 617-803-3825, tthornton@sarepta.com

Media Contacts:

Tracy Sorrentino, 617-301-8566, tsorrentino@sarepta.com

Kara Hoeger, 617-710-3898, khoeger@sarepta.com